Exhibit 23.5

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

September 15, 2011

Boards of Directors
FS Bancorp, Inc.
1st Security Bank of Washington
6920 220th Street, SW, Suite 300
Mountlake Terrace, Washington 98043-2172

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion for 1st Security Bank of Washington, and in the Form S-1 Registration Statement for FS Bancorp, Inc., in each case as amended and supplemented.  We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statements concerning subscription rights in such filings including the prospectus of FS Bancorp, Inc.

Sincerely,
RP® FINANCIAL, LC.

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www.rpfinancial.com